Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

March 3, 2021

Acer Therapeutics Inc.

One Gateway Center

300 Washington Street, Suite 351

Newton, MA 02458

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act) the resale of 4,038,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, which are reserved for issuance pursuant to a purchase agreement between the Company and Lincoln Park Capital Fund, LLC, dated as of April 30, 2020.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based on the foregoing and the assumption that no Shares will be sold at a price which is less than the Floor Price (as defined in the Purchase Agreement), we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP